ZENA CAPITAL CORP. Annual General Meeting of Members to be held on June 24, 2004 Notice of Annual General Meeting and Information Circular May 6, 2004

ZENA CAPITAL CORP.
Suite 604, 750 West Pender Street

Vancouver, B.C.
V6C 2T7

NOTICE OF GENERAL MEETING OF MEMBERS

NOTICE IS HEREBY GIVEN that an annual general meeting of the shareholders of Zena Capital Corp. (the “Company”) will be held at Suite 1100, 888 Dunsmuir Street, Vancouver, British Columbia on Thursday, June 24, 2004 at 2:00 p.m.  At the meeting, the shareholders will receive the financial statements for the year ended December 31, 2003 together with the auditor’s report thereon and consider resolutions to:

1.

fix the number of directors of the Company for the ensuing year at three;

2.

elect directors for the ensuing year;

3.

appoint Morgan & Company, Chartered Accountants, as auditor of the Company for the ensuing year and authorize the directors to determine the remuneration to be paid to the auditor;

4.

to confirm the Company’s stock option plan, as more particularly set out in the section of the Information Circular headed "Other Matters to be Acted Upon – Confirming Stock Option Plan”; and

5.

transact such other business as may properly be put before the meeting.

All registered shareholders are entitled to attend and vote at the meeting in person or by proxy.  The board of directors requests all shareholders who will not be attending the meeting in person to read, date and sign the accompanying proxy and deliver it to Pacific Corporate Trust Company, Attention:  Corporate Services Division, 10th Floor, 625 Howe Street, Vancouver, B.C. V6C 3B8.  If a shareholder does not deliver a proxy to Pacific Corporate Trust Company by the close of business (Vancouver, British Columbia time) on Monday, June 21, 2004 (or before 48 hours, excluding Saturdays, Sundays and holidays before any adjournment of the meeting at which the proxy is to be used) then the shareholder will not be entitled to vote at the meeting by proxy.  Only shareholders of record at the close of business on Thursday, May 6, 2004 will be entitled to vote at the meeting.

An information circular and a form of proxy accompany this notice.

DATED at Vancouver, British Columbia the 6th day of May, 2004.

ON BEHALF OF THE BOARD

(signed) “Terry M. Amisano”

President and Chief Executive Officer